Exhibit 10.1

December 30, 2016

James P. Mullaney, CPA

57 Oregon Street

Long Beach, New York 11561

Dear Mr. Mullaney:

It is my pleasure to extend the following offer of employment to you on behalf of iBio, Inc.

Title: Chief Financial Officer

Reporting Relationship: The position will report to Robert Kay, Chairman and CEO.

Job Description and Goals or Objectives: Direct, prepare and manage timely filed SEC reports and manage external auditors and Sarbanes Oxley compliance. Work with executive team on business and financial strategy, capital formation, and establishment and maintenance of accounting, budgeting, and cost analysis and control procedures. Develop and prepare internal management information materials, including budgets, monthly budget variance and cash flow statements, and quarterly Board of Directors presentation materials, and information as needed for reporting to shareholders and analysts.

Base Salary at Commencement: $200,000 on an annual basis, and subject to deductions for taxes and other withholdings as required by law.

Sign-on Bonus: You will receive, as a sign-on bonus, the sum of $20,000 within one month after commencement of employment. If you elect to terminate your employment for any reason during the first six months, you will repay the Company one-sixth (1/6) of $20,000 for each full month of your total employment less than six months.

Other Compensation: iBio, Inc. currently is contemplating adjustments to senior management compensation, but has no adjustment plan in effect at this time. However, should a plan be developed and implemented in the future, based upon goals and objectives agreed, and on a formula approved, by the Company’s Board of Directors, you will be entitled to participate as a member of senior management. If adjustments made to your compensation, together with your Base Salary and Sign-on Bonus, have not otherwise resulted in your receipt of at least $240,000 in total compensation for the first twelve months of your employment, the Company will pay to you an additional bonus to assure you will have received total compensation of $240,000 for such period.

600 Madison Avenue, Suite 1601 • New York, NY 10022-1737 • Tel: 302-355-0650 • Fax: 302-356-1173 • www.ibioinc.com

James P. Mullaney, CPA December 30, 2016 Page 2

Benefits: As part of your total compensation package, you shall receive such fringe benefits as are from time to time generally provided to our senior executives under any group life, medical, dental and vision insurance for you and your eligible dependents. A letter providing additional information on these benefits will follow within a few days.

Stock Options: As part of your total compensation package, you will be awarded an initial option to purchase 150,000 shares of iBio common stock. The option will vest annually over a period of three years. In addition, you will be eligible to participate in future equity incentive programs should such programs be established.

Vacation: Vacation is accrued at the rate of three weeks per year to be taken in accordance with the regular procedures of the Company.

Travel Expenses: Normal and reasonable expenses will be reimbursed on a monthly basis per company policy and upon completion of the appropriate expense request form.

Start Date: March 1, 2017 or sooner.

Proprietary Information and Inventions Agreement: A copy of our standard agreement regarding company proprietary information and inventions made by employees is attached. This agreement must be signed prior to start.

Miscellaneous: For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer(s), and that in performing your duties for the Company, you will not in any way utilize any such information.

Your employment with iBio, Inc. is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.

This offer letter, along with referenced documents, represents the entire agreement between you and iBio, Inc. and supersedes any previous statements and representations. No other provisions for compensation or other benefits are implied.

600 Madison Avenue, Suite 1601 • New York, NY 10022-1737 • Tel: 302-355-0650 • Fax: 302-356-1173 • www.ibioinc.com

James P. Mullaney, CPA December 30, 2016 Page 3

Please indicate your acceptance of this offer by signing the offer letter and returning it to me. We look forward to working with you at iBio and trust that this offer will be acceptable to you.

Very truly yours,

/s/ Robert B. Kay
Robert B. Kay
Executive Chairman and CEO

Enclosure

/s/ James P. Mullaney
James P. Mullaney, CPA

Date:	January 1, 2017

600 Madison Avenue, Suite 1601 • New York, NY 10022-1737 • Tel: 302-355-0650 • Fax: 302-356-1173 • www.ibioinc.com